Exhibit 10.(e)

                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of the 14th day of May, 1998, by and between BROWN GROUP, INC. ("Brown"), a New York corporation, and RONALD A. FROMM (" Fromm").
     WITNESSETH THAT:
     WHEREAS, Fromm has been an employee of a subsidiary of Brown and served as Executive Vice President, Famous Footwear;
     WHEREAS, effective March 6, 1998, Fromm was appointed President of Brown Shoe Company, a division of Brown, and elected as a Vice President of Brown;
     WHEREAS, Fromm desires to continue to be employed by Brown and to serve as President of Brown Shoe Company and as a Vice President of Brown;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Brown and Fromm covenant and agree as follows:
       1. Employment. Fromm shall continue his current employment with Brown and agrees to serve as President of Brown Shoe Company, a division of Brown, and as a Vice President of Brown.
       2. Compensation. Subject to the terms of this Agreement, in consideration of Fromm's agreements contained herein, for the period beginning May 1, 1998 and ending April 30, 2001, Fromm shall be paid base compensation at an annual rate of no less than Four Hundred Fifty Thousand Dollars ($450,000). Compensation shall be paid in approximately equal installments no less frequently than monthly. If Fromm's employment with Brown is terminated by Brown other than for Cause (as set forth in Section 7 below) prior to April 30, 2001, Fromm shall be paid by Brown, within 30 days of such termination, the greater of (1) Thirty-seven Thousand Five Hundred Dollars ($37,500) multiplied by the number of the full months remaining from the last day of the month preceding the date of termination until May 1, 2001, less the amount, if any, of any base compensation paid to Fromm for the month of termination prior to the date of such termination, or (2) severance benefits payable at such time under Brown's standard severance policy.
  3. Incentive Payment. While serving as President of Brown Shoe Company, Fromm shall be eligible to receive annually an incentive payment in accordance with the annual incentive plan of Brown. A payment of no less than $180,000 for Brown's fiscal year ending January 30, 1999 shall be paid to Fromm in all events, within sixty days after the end of such year if Fromm is employed by Brown at the end of such year or, if not so employed, if Fromm's employment has been terminated by Brown other than for Cause prior to the end of such year.
  4. Stock Options. Brown shall grant to Fromm on May 28, 1998 an option to acquire a substantial number of shares of the common stock of Brown under the Brown Group, Inc. Stock Option and Restricted Stock Plan of 1998, if such Plan is adopted by the shareholders of Brown on May 28, 1998.
  5. Relocation Expenses. Fromm is relocating his residence from Windsor, Wisconsin to St. Louis County, Missouri ("MO"). In accordance with the corporate relocation policy as set forth in the Brown Policy and Control Manual (01200) or as otherwise agreed between Brown and Fromm, within 30 days of the date of submission by Fromm of the claim for reimbursement, Brown shall reimburse Fromm for all reasonable expenses incurred by him in moving himself, his wife and children to MO, including, but not limited to, (1) expenses incurred for movement of all household goods and automobiles, (2) the cost of transportation for Fromm, his wife and children to MO, (3) temporary living expenses until Fromm moves his family to MO, and (4) $18,750 (one-half month's base compensation). In addition, Brown shall purchase Fromm's home at 6665 Highland Drive, Windsor, Wisconsin and pay to Fromm for such home, no later than July 1, 1998, the sum of $465,000 (Fromm's cost).
  6.   Other Benefits.  If Fromm's employment with Brown is terminated by
Brown, other than for Cause, before April 30, 2001, Fromm shall continue, until such date, to be entitled to all rights and benefits currently enjoyed by Fromm as an employee of Brown, with such upward adjustments as are appropriate to take into account his position of increased responsibility.
  7. Termination for Cause. "Cause" shall mean conviction of Fromm of a crime involving (1) moral turpitude, (2) fraud or (3) material dishonesty with respect to the business of Brown.
  8. Nonwaiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
  9. Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity and enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced to the maximum extent allowed under such law.
  10. Right to Terminate Employment. Brown, in accordance with its customary practices, may terminate the employment of Fromm at any time provided, however, Brown shall remain liable for payments of such amounts as are otherwise provided for pursuant to this Agreement.
  11. Assignment. This Agreement shall be freely assignable by Brown to any person, firm, corporation or other entity which shall succeed, in whole or in part, to the business presently operated by Brown and shall inure to the benefit of, and be binding upon, Brown, its successors and assigns; but, being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Fromm.
  12. Governing Law and Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri. Any actions or proceedings arising out of or relating, directly or indirectly, to this Agreement shall be filed and litigated exclusively in any state or federal court located in the City or County of St. Louis.
  13. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless agreed to in writing by the parties hereto.
  14. Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

         To Brown:             Brown Group, Inc.
                               8300 Maryland Avenue
                               St. Louis, Missouri  63105
                               Attention:  Vice President and General Counsel

         To Fromm:             Ronald A. Fromm
                               6665 Highland Drive
                               Windsor, Wisconsin  53598

or to such other address as may have been furnished to the other party by written notice.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 14th day of May, 1998 in the County of St. Louis, State
of Missouri.

                               BROWN GROUP, INC.



                               By     /s/ B. A. Bridgewater, Jr.
                                  ---------------------------------------
                                    Chairman and Chief Executive Officer


                               RONALD A.  FROMM


                                    /s/ Ronald A. Fromm
                               ------------------------------------------